Filed Pursuant to Rule 163

Registration Statements Nos. 333-207931

333-220373

Westpac Banking Corporation Full Year 2018 Financial Result Snapshot All data as at 30 September 2018 unless otherwise stated. All amounts are in Australian dollars. Mov’t FY18 – FY17 % Mov’t 2H18 – 1H18 Financial Results FY18 FY17 2H18 1H18 Net profit after tax $8,095m $7,990m 1% $3,897m $4,198m (7%) Net operating income $22,133m $21,802m 2% $10,980m $11,153m (2%) Net interest margin 2.13% 2.06% 7bps 2.10% 2.16% (6bps) Expense to income ratio 43.8% 43.3% 52bps 45.2% 42.4% 287bps Return on average ordinary equity 13.1% 13.6% (60bps) 12.3% 13.8% (145bps) Impairment charges to average loans annualised 10bps 13bps (3bps) 9bps 11bps (2bps) Gross impaired assets to gross loans 0.20% 0.22% (2bps) 0.20% 0.22% (2bps) 3 63 New Zealand Other Australia New Zealand Chart does not add to 100 due to rounding ratios4 (%) Asset quality sound Gross impaired loans to gross loans (%) 0.39 0.35 0.32 0.30 0.22 0.22 0.20 1.0 Securitisation 63 8 Notes. 1 APRA Basel III basis. 2 Liquidity Coverage Ratio (LCR) calculated on a spot basis, including the Committed Liquidity Facility approved by APRA of $57.0 billion for calendar year 2018 and $49.1 billion for calendar year 2017. 3 Sep 2017 NSFR is estimated based on APRA guidance. 4 Internationally comparable regulatory capital ratios are Westpac’s estimated ratios after adjusting the capital ratios determined under APRA Basel III regulations for various items. Analysis aligns with the APRA study titled “International capital comparison study” dated 13 July 2015. 5 Equity excludes foreign currency translation, Available for Sale Securities and Cash Flow Hedging Reserve. 1 | Westpac Banking Corporation www.westpac.com.au/investorcentre or Bloomberg WBCT 1H15 2H15 1H16 2H16 1H17 2H17 1H18 2H18 Sep-14 Mar-15 Sep-15 Mar-16 Sep-16 Mar-17 Sep-17 Mar-18 Sep-18 Funding profile Funding composition (%) 12 Customer deposits 5 16 Equity 1 Wholesale funding >1yr Wholesale funding <1yr 0.30 Australian mortgage performance 90+ days delinquencies (%) 2.0 1.5 2 0.5 0.0 Change in reporting of hardship introduced Sep-15 0.7 Capital, funding and liquidity ratios Sep-18 Mar-18 Sep-17 Internationally comparable 21.5 CET1 capital Total Leverage ratio ratio regulatory capital ratio Common equity Tier 1 (CET1) capital ratio1 10.6% 10.5% 10.6% Additional Tier 1 capital1 2.1% 2.3% 2.1% Tier 1 capital ratio1 12.8% 12.8% 12.7% Tier 2 capital1 2.0% 2.0% 2.2% Total regulatory capital ratio1 14.7% 14.8% 14.8% Risk weighted assets1 $425bn $416bn $404bn Leverage ratio1 5.8% 5.8% 5.7% Liquidity Coverage Ratio1,2 133% 134% 124% Net Stable Funding Ratio3 114% 112% 109% 16.1 6.5 Focus on Australia & New Zealand Revenue by geography (%) Net loans (%) 12 10 3 2 22 86 Australia Housing Australia Business Australia Other Other Overseas Financial performance half on half Pre-provision profit ($bn) NPAT ($bn) 6.6 6.4 5.9 5.9 6.1 6.2 6.0 3.9 1H15 2H15 1H16 2H16 1H17 2H17 1H18 2H18 5.6 3.6 4.4 4.1 3.7 3.7 3.9 4.2

Westpac Banking Corporation Australia’s First Bank Unique portfolio of brands Westpac NZ WIB contributors to Group NPAT Westpac New Zealand 27 Business unit includes Treasury and support functions. 30 September 2018 ($bn) Disclaimer The material contained in this presentation is intended to be general background information on Westpac Banking Corporation (“Westpac”) and its activities. The information is supplied in summary form and is therefore not necessarily complete and is qualified in its entirety by Westpac’s most recent U.S. full-year and half-year reports available at http://www.sec.gov. It is not intended that it be relied upon as advice to investors or potential investors, who should consider seeking independent professional advice depending upon their specific investment objectives, financial situation or particular needs. The material contained in this presentation may include information derived from publicly available sources that have not been independently verified. No representation or warranty is made as to the accuracy, completeness or reliability of the information. All amounts are in Australian dollars unless otherwise indicated. Westpac has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering from time to time of its securities. Before you invest, you should read the prospectus in that registration statement and other documents Westpac has filed with the SEC for more complete information about Westpac and any offering of such securities. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Westpac will arrange to send you the prospectus if you request it by calling +1 212 551 1800. Contact us: Westpac Global Funding globalfunding@westpac.com.au or +612 8204 2777 2 | Westpac Banking Corporation www.westpac.com.au/investorcentre or Bloomberg WBCT Balance sheet as at Total assets 879.6 Loans 709.7 Total housing loans Australia 444.7 Deposits and other borrowings 559.3 Customer deposits 517.8 Equity 64.6 Australian retail banking largest FY18 NPAT by operating division (%) Consumer Bank 12 3 Business Bank 13 39 BT Financial Group 7 Westpac Institutional Bank Group Business Unit Chart does not add to 100 due to rounding. Group • Westpac has a long and proud history as Australia's first and oldest bank. Established in 1817 as the Bank of New South Wales, we changed our name to Westpac Banking Corporation in 1982. • For 200 years, we have survived and thrived because we have been guided by the same purpose: to provide stability, to support customers and communities, and to help grow the economy. • Today, Westpac is Australia’s 2nd largest bank with a market capitalisation of A$96 billion and total assets of A$880 billion as at 30 September 2018. We are also one of the largest banking organisations in New Zealand. • Westpac is focused on its core markets of Australia and New Zealand, providing a comprehensive range of financial products and services including consumer, business and institutional banking and wealth management services. • With a strong position in our home markets, and 14.2 million customers, Westpac focuses on organic growth, growing customer numbers in our chosen segments and building stronger and deeper customer relationships. • A key element of Westpac’s approach is our portfolio of financial services brands, which enables us to appeal to a broader range of customers, and provides us with the strategic flexibility to offer solutions that better meet individual customer needs. • Westpac has also maintained the strength of its financial position, lifting the level and quality of our capital, improving our funding and liquidity position and maintaining a high level of asset quality and provisioning. • Westpac is currently one of the most efficient banks globally, as measured by the cost to income ratio. Credit Ratings Fitch Ratings AA-/ Stable / F1+ Moody’s Investor Services Aa3 / Stable / P-1 S&P Global Ratings AA-/ Negative / A-1+ A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time Wholesale funding capabilities Short term • Include Prime floaters, Federal Funds, Extendibles, Step-ups, Range accruals, markets CDs, CP and Flippers • Senior unsecured, securitisation and covered bond format, as well as Term subordinated debt markets • Only Australian major bank to be SEC registered • Westpac also maintains its ability to issue in US 144A format Issuance • Include AUD, CAD, CHF, CNH, EUR, GBP, HKD, JPY, NOK, NZD, SGD, TRY currencies and USD